Exhibit 10.1

November 8, 2018

Kenneth Ferry

Dear Ken:

This letter is intended to set forth the terms of your resignation from employment with iCAD, Inc. (the “Company”), which includes its divisions, affiliates, subsidiaries and related companies or entities, and their respective past, present and future officers, directors, partners, attorneys, employees, owners, shareholders, insurers and agents and their respective successors and assigns (collectively with the Company, the “Company Group”). The Company wants to have an amicable separation with you. Therefore, while under no obligation to do so, the Company proposes this mutual Separation Agreement (“Agreement”), which includes a General Release.

The terms of your Agreement are as follows:

1.    Resignation. Your hereby resign your regular full time employment with the Company effective on the close of business on November 8, 2018 (“Separation Date”). You also hereby resign from all director, officer and other positions you hold with the Company Group effective as of the Separation Date. As of the Separation Date, all compensation and benefits cease except as specifically identified herein.

2.    Separation Benefits. Subject to your execution and delivery of this Agreement not later than 11:59 p.m. EST on Thursday, November 8, 2018, the Company shall provide you with the following payments and benefits:

a.    Accrued Compensation. Subject to the terms of this Agreement, the Company agrees to pay all applicable earned compensation due to you as of the Separation Date. Future benefits will no longer accrue as of the Separation Date, including non-vested benefits, unless specifically addressed herein. Such payment will be made on the next regular Company payroll date following the Separation Date. The payment will be subject to all standard federal, state and local payroll deductions and tax withholdings.

b.    Separation Payments. Subject to the terms of this Agreement, you will be entitled to receive, as separation payments, fifty-two (52) payments of $18,076.93, which will be made bi-weekly, and shall be subject to all standard federal, state and local payroll deductions and tax withholdings. After taking into the six-month delay required by Section 409A of the Code (as defined below), the foregoing payments will be paid pursuant to Paragraph 12 and will start on May 8, 2019.

c.    COBRA Reimbursement. If you validly elect to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay you a monthly amount such that after all applicable tax withholdings are withheld from such amount, you shall receive an amount equal to the applicable premium payable for such COBRA continuation. Such monthly payments shall commence with the first calendar month following the Separation Date and continue until the earlier to occur of: (i) the last day of the calendar month that includes the eighteen (18) month anniversary of the Separation Date; or (ii) the date you cease to be eligible for COBRA continuation coverage (including, without limitation, by reason of your failure to timely pay the applicable COBRA premium).

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

d.    RSUs. The restricted stock units granted to you pursuant to (i) the Performance-Based Restricted Stock Unit Award Agreement by and between you and the Company with a grant date of October 18, 2016 (of which, as of the date of this Agreement, 58,333 were earned, but not yet vested), (ii) the Time-Based Restricted Stock Unit Award Agreement by and between you and the Company with a grant date of October 18, 2016 (of which, as of the date of this Agreement, 25,000 shares were not yet vested), and (iii) the Time-Based Restricted Stock Unit Award Agreement by and between you and the Company with a grant date of March 22, 2018 (of which, as of the date of this Agreement, 60,000 shares were not yet vested), shall in each case, continue to vest, and the underlying shares of Company common stock shall be delivered to you, in accordance with the terms of such award agreements as if you had been terminated by the Company without Cause or resigned for Good Reason. Your outstanding restricted stock units are listed on Exhibit A attached hereto.

e.    Options. Any of your stock options to purchase Company common stock that are outstanding, vested and exercisable as of immediately prior to the Separation Date will remain exercisable until the close of business on the 90th calendar day following the Separation Date. Any options that are not exercised prior to such deadline will be forfeited without any further action by you or the Company. Any stock options you hold to purchase Company common stock that are unvested and/or not exercisable as of immediately prior to the Separation Date will be forfeited as of the Separate Date without any further action by you or the Company. Your outstanding stock options are listed on Exhibit B attached hereto.

3.    Value of Benefits. You acknowledge that the consideration set forth above in Paragraphs 2(b), 2(c) and 2(d) is satisfactory and adequate in exchange for your promises and release of claims contained herein. You also acknowledge that, in return for executing this Agreement, you are receiving consideration to which you would not otherwise be entitled. In addition, you have received all compensation that is owed to you, including bonuses, all other forms of compensation and special incentives. Specifically, you agree that you are not entitled any other payments under the Employment Agreement.

4.    General Release of Claims. In consideration of the additional compensation identified above, which you acknowledge you would not be entitled to receive without executing this General Release, you hereby generally release and discharge the Company Group from:

a.    Any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which you ever had or now have against the Company arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. You also release the Company from any and all claims for wrongful discharge, defamation, unfair treatment, violation of public policy, breach of express or implied contract, intentional or negligent infliction of emotional distress, any and all tort claims or any other claim related to your employment with the Company or the termination of that employment for any and all reasons, up to and including the date of this Agreement.

b.    Without limiting the generality of the foregoing, you specifically release the Company from: any claims for unpaid or withheld wages, severance, benefits, vacation pay, bonuses and/or any other compensation of any kind; any rights or claims you may have based upon Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Lilly Ledbetter Fair Pay Act which prohibits discrimination in pay on the basis of protected characteristics; the Americans with Disabilities Act of 1990, as amended which prohibits discrimination against disabled persons; the Family Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs;

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

the Employee Retirement Income Security Act, which regulates employment benefits; the labor and employment laws of your state of residence, which prohibit discrimination in employment based, inter alia, on race, color, religion, ancestry, age, sex, or national origin; and any and all other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions, except as such release is limited by applicable laws. This is a general release and covers claims that you know about presently and those that you may not know about up through the date of this Agreement.

5.    Excluded Claims. Notwithstanding the broad scope of the General Release, the General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, violation of SEC rules, the Dodd-Frank Act and any challenge to the validity of your release of claims under the ADEA as set forth in this Agreement. Nothing in this Agreement is intended to interfere with administrative proceedings, such as an EEOC investigation, provided however, that you waive recovery related to the matters released herein. Notwithstanding anything to the contrary herein, this Release shall not extend to (i) any rights to indemnification as required by applicable law or to which you are entitled pursuant to the certificate of incorporation (or similar instrument) or bylaws of the Company or any of its subsidiaries (as in effect at the relevant time) which relate to your service as a director, officer or employee of such entity, (ii) any applicable insurance policy covering such indemnification rights, (iii) any rights to enforce this Agreement or (iv) any of the equity described in Paragraph 2(d) hereof.

6.    Acknowledgement of No Past Actions. To the fullest extent allowed by law, you promise that you have not and will not file or participate in any claim, or proceeding against the Company Group, and if subpoenaed or directed to appear or give testimony in court or in front of a government agency that you will provide such request to the Company within 48 hours of receipt, and provide reasonable opportunity for the Company to quash.

7.    No Admission of Liability. The Company’s acceptance of this Agreement shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Company Group.

8.    Non-Disparagement. You hereby agree and acknowledge that you will not, directly or indirectly disparage any of the Company Group or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any of the Company Group. The members of the Company’s Board of Directors and its executive management team will not, directly or indirectly disparage you or otherwise take any action which could reasonably be expected to adversely affect your personal or professional reputation.

9.    Return of Company Property. Not later than the Separation Date, or as contemplated by the Parties, you will return all Company property in your possession, custody, or control, regardless of its location, and including, but not limited to, files, documents and any copies thereof, computer equipment, software, personal mobile devices, credit cards, keys, identification badges, automobiles and any other Company property in your possession to a Company representative, and you agree not retain copies or distribute to any third-party any Company Group property, documents or materials in hard copy, digital, or electronic format. Specifically, you attest that you will return all property and/or destroy all copies or hard copy files and documents that you have not returned to the Company on or before the Separation Date. Without limiting the generality of the foregoing, not later than five (5) days following the Separation Date you will provide the Company with access to your personal computer(s) for the purpose of copying and/or deleting any files or other documents relating in any way to the Company and its business.

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

10.    Assistance with Company Matters. You will make yourself available, on a reasonable basis, if reasonably requested by the Company to assist with the analysis, defense, preparation or review of other claims, proceedings, or matters arising during your employment, or litigation for which you have personal knowledge of the claim and/or for which the Company has valid reason to seek your assistance. In connection with such assistance, the Company will pay or reimburse you for all reasonable out of pocket expenses incurred by you in connection with such cooperation.

11.    Restrictive Covenants. You hereby agree and acknowledge that you will continue to abide by the restrictions, terms and conditions set forth in Section 7 of the Employment Agreement. In the event you breach any of the provisions of Section 7 of the Employment Agreement, the Company may, in addition to any other remedies it may have at law or equity, immediately and permanently cease the payments described in Paragraphs 2(b), 2(c) and 2(d) hereof.

12.    409A. For purposes of the application of Section 409A of the Internal Revenue Code of 1986 (the “Code”), each payment in a series of payments under this Agreement will be deemed a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company are intended to be exempt from or comply with Section 409A of the Code. If you are deemed on the Separation Date to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit described in Paragraphs 2(b), 2(c) and 2(d), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the Separation Date or (ii) the date of your death. On the first day of the seventh month following the Separation Date or, if earlier, on the date of your death, all payments delayed pursuant to this Paragraph 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.    Governing Law. This Agreement shall be governed by the laws of the state of Delaware, without regard to conflict of law principles.

14.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

15.    Advice of Counsel. You are hereby advised by the Company, and acknowledge that you have been advised, in writing, to consult independent legal counsel before signing this Agreement. You acknowledge that you have carefully read this Agreement in its entirety, knowingly and voluntarily assent to all the terms and conditions contained herein, and that you are signing this Agreement of your own free will.

16.    Entire Agreement; Modification. This Agreement sets forth the understanding of the parties hereto and supersedes all prior agreements, discussions and understandings regarding the subject matter hereof, including, without limitation, Section 5 of the Employment Agreement. This Agreement may only amended or modified in writing sign by you and the Company.

If you are in agreement, please sign in the appropriate space below, make a copy for your records, and return the original to me. If you have any questions regarding the terms of this letter agreement, please feel free to contact me.

Sincerely,

/s/ Michael Klein

Michael Klein Chairman of the Board iCAD, Inc.

Intending to be legally bound, I sign my name below:

/s/ Kenneth Ferry	November 8, 2018
Kenneth Ferry	Date

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

Exhibit A

Unvested Restricted Stock Units

Grant Date	Vesting Date	Tranche	Unvested Shares
10/15/16	3/30/19	Tranche 2	29,167
	3/30/20	Tranche 3	29,166
10/18/16	10/18/19	Tranche 3	25,000
3/22/18	3/22/19	Tranche 1	20,000
	3/22/20	Tranche 2	20,000
	3/22/21	Tranche 3	20,000

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com

Exhibit B

Vested Stock Options

Grant Date	Grant Price	Vested Options
3/29/2011	$ 5.75	52,173
3/29/2011	5.75	7,827
7/8/2011	5.10	60,000
2/7/2012	2.90	13,333
2/7/2012	2.90	26,667
9/25/2012	2.27	10,000
9/25/2012	2.27	8,062
9/25/2012	2.27	81,938
9/25/2012	2.27	19,074
9/25/2012	2.27	80,926
6/19/2014	6.68	29,940
6/19/2014	6.68	30,060
2/5/2015	9.00	11,111
2/5/2015	9.00	28,889

98 Spit Brook Road, Suite 100 Nashua, NH 03062

phone: 603.882.5200      toll free: 866.280.2239      fax: 603.218.6658

www.icadmed.com